For Immediate Release                                               Exhibit 99.1

Contact:
(Company)                                          (Corporate Communications)
Barbara Duncan                                     Kathleen Eppolito
Chief Financial Officer                            Scientia Communications, Inc.
DOV Pharmaceutical, Inc.                           (718) 281-1809
(201) 968-0980

                       DOV PHARMACEUTICAL, INC. ANNOUNCES
                 OFFERING OF CONVERTIBLE SUBORDINATED DEBENTURES

Hackensack, NJ, December 15, 2004 - DOV Pharmaceutical, Inc. (Nasdaq: DOVP) ("DOV" or the "Company") announced today that it has commenced a private offering of up to $65.0 million aggregate principal amount of convertible subordinated debentures due 2025. DOV expects to grant the initial purchasers an option to purchase up to an additional $15.0 million aggregate principal amount of such debentures. The debentures will be subordinated to all existing and future senior indebtedness of the Company and are effectively subordinated to all debt and other liabilities of the Company's subsidiaries. DOV intends to use the proceeds for general corporate purposes, including working capital, research and development, capital expenditures, and potential acquisitions or other strategic investments.

The debentures will be offered only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The debentures will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "estimates," "projects" and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond DOV's control, and could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, DOV's ability to complete the offering of convertible subordinated debentures under acceptable terms or on the anticipated timetable, market conditions, and other risks and uncertainties detailed from time to time in DOV's filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 in the section entitled "Risk Factors and Factors Affecting Forward-Looking Statements." We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.